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                                                                    EXHIBIT 10.1

                AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This agreement (the " Restated Agreement") is entered into by and between Cell Robotics International, Inc. (the "Company") and F.A. Voight & Associates (the "Lender"), (the "Parties") as of July 2, 2004.

WHEREAS, the Parties entered into that certain Loan and Security Agreement dated August 29, 2003 (the "Agreement") under which the Lender has extended loans to the Company aggregating to date $750,000; and

WHEREAS, the Company requires further working capital in order to implement its business plan which calls for the commercial launch of its proprietary laser medical and research products in several key markets; and

WHEREAS, the Lender is a significant shareholder of the Company and is fully familiar with its business strategy and desires to provide this further assistance to the Company and

WHEREAS, the Lender understands that funds being provided to Company are significant to its continuing operations and will specifically serve as a bridge funding source leading to what the Parties anticipate will be a substantial equity source of funding.

NOW THEREFORE intending to be legally bound the parties hereto do agree as follows:

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1. Extension of Credit. The Lender hereby agrees to extend credit to the Company in the new maximum amount of $1,000,000. Since $750,000 is outstanding under this Facility, the amount of new funding shall be $250,000. This amount shall be provided to the Company by the next business day following the execution hereof. Following the funding of this new advance, the Total Advances outstanding under the Facility shall be $1,000,000.

2. Term of the Facility: The Facility must be retired fully by December 31, 2004. The Company agrees to repay $250,000 of the amount owed under the Facility on or before July 22, 2004 or within five (5) days of receipt by the Company of proceeds from the sale of equity of at least $1,000,000. The Company further agrees to repay additional Facility obligation within thirty (30) days of receiving additional proceeds beyond $1,000,000 from the sale of equity at the rate of $250,000 for each $1,000,000 of additional equity proceeds or on such other schedule as the Company advises within fifteen (15) days following receipt of equity funds in excess of $1,000,000 by providing a written retirement schedule.

3. Fees: The Company shall issue to the Lender (a) 25,000 shares of its restricted common stock and (b) 85,000 shares of its restricted common stock as an Extension, Origination and Guarantee Fee upon the execution of this Restated Agreement. The restricted shares shall be subject to Rule 144 requirements and shall not be registered for resale by the Company.

4. Interest. The Company further agrees to pay to the Lender as interest for the Total Advances, an amount equal to two per cent (2.00% ) for every 30 day period that the Total Advances have been outstanding. This interest shall be paid together with principal when any amount of Facility obligation is retired and in no event later than December 31, 2004. The Parties acknowledge that there will be due and owing to the Lender interest to July 1, 2004 of $52,500. This amount shall be deducted from the further advance of $250,000 to produce a net new advance of $197,500.

5. Promissory Notes. The Company shall execute one or more promissory notes in the form attached hereto as Exhibit "A".

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6. Security Interest. The underlying collateral for the Total Advances made to the Company under the terms of this Agreement shall be existing and future accounts receivable, inventory, purchase orders, and the intellectual property related to the Work Station Product Line ("Work Station IP") and the UltraLight product line ("UltraLight IP"). The lien granted on the Work Station IP and UltraLight IP shall entitle the Lender in the event of default hereunder, in the exercise of its reasonable commercial judgment, to sell or license the Work Station IP and/or the UltraLight IP. When the Company shall have fully repaid all amounts owed under this Facility, the Lender shall forthwith release its first security lien on the above described assets of the Company and the Facility shall be terminated.

7. Additional Consideration. The Lender shall receive as additional consideration Warrants to purchase common shares of the Company in the form attached hereto as Exhibit "B" for (a) 200,000 shares, provided that the net additional advance is received by the Company within one business day of the execution of this Agreement and (b) 100,000 shares in further consideration for the extension of maturity and the accruing of interest. The common stock underlying the Warrants shall be registered on Form SB2 or similar registration statement with the SEC within 180 days of the Lender's exercise of the Warrants. The Warrants shall be valid for a period of three years from the date of issuance and shall have an exercise price of thirty seven and one half cents per share ($0.375).

8. Conversion of Facility Debt to Equity. At any time while any amount is owed under this Facility and for a period of fifteen (15) days after the tender of any payment of Facility obligation, the Lender shall be entitled to request that shares of common stock be issued in exchange for cash payment of not more than $250,000 of Facility obligation at the rate of one share of the Company's common stock for every thirty cents ($0.30) of obligation hereunder. This conversion formula shall be subject to adjustment in the event of any stock splits or other adjustments made to the Company's common stock so that the Lender receives an equivalent rate of conversion. The shares issued pursuant to this right of conversion shall be restricted shares, subject to Rule 144 requirements and shall not be registered for resale by the Company.

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9. Communication with Lender. The Company agrees as a condition of this Facility and so long as any amount is owed hereunder to appoint Frederick A. Voight as a Board Advisor and to provide periodic and timely reports on its cash position, cash management, and marketing and strategic planning to the Lender on a confidential basis in a format and manner to be mutually agreed upon.

10. Entire Agreement, Amendments. This is the entire Restated Agreement of the parties relating to this subject matter. It is to be governed by the laws of the State of New Mexico and shall be enforced in the state or federal courts of the State of New Mexico if the parties cannot amicably resolve any disputes by voluntary submission to an agreed upon mediator or arbitration mechanism. This Restated Agreement may be modified only by a writing signed by the parties.

11. Agreement in Counterparts. The Company and Lender recognize the importance of expediency. This Restated Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

WITNESS THE HAND AND SEAL OF THE PARTIES AS OF THE DATE FIRST ABOVE WRITTEN:

CELL ROBOTICS INTERNATIONAL, INC.

    /s/ Eutimio L. Sena
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By: Eutimio L. Sena, President and Chief
    Executive Officer

F. A. VOIGHT & ASSOCIATES

    /s/ Frederick A. Voight
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By: Frederick A. Voight, President